EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Carter Validus Mission Critical REIT, Inc.

We consent to the incorporation by reference in the registration statement (No. 333‑208204) on Form S-3 of Carter Validus Mission Critical REIT, Inc. of our report dated March 30, 2017, with respect to the consolidated balance sheets of Carter Validus Mission Critical REIT, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule III, which reports appear in the December 31, 2016 annual report on Form 10‑K of Carter Validus Mission Critical REIT, Inc.

/s/ KPMG LLP
Tampa, Florida
March 30, 2017
Certified Public Accountants